Exhibit 5.1

[Statoil ASA letterhead]

Statoil ASA

Forusbeen 50

N-4035 Stavanger

Norway

Statoil Petroleum AS

Forusbeen 50

N-4035 Stavanger Norway

October 26, 2017

Ladies and Gentlemen:

I have acted as Senior Legal Counsel of Statoil ASA, a corporation existing under the Norwegian Public Companies Act (the “Company”) and Statoil Petroleum AS, a corporation existing under the Norwegian Companies Act and a wholly-owned subsidiary of Statoil (the “Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indeterminate principal amount of debt securities (the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) by the Guarantor, and ordinary shares (the “Ordinary Shares”) of the Company. I am delivering this opinion pursuant to the requirements of Form F-3.

In connection with my opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, I am of the opinion that:

(a)	the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway;

(b)	the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway;

(c)

Each of the Indenture relating to the Debt Securities and Guarantees, dated as of April 15, 2009, between the Company, the Guarantor and Deutsche Bank Trust Company Americas (the “Base Indenture”) and Supplemental Indenture No. 1 to the Base Indenture, dated as of May 26, 2010 (together with the Base Indenture, the “Indenture”) has been duly authorized, executed and delivered by the Company and the Guarantor and constitutes a valid and legally binding obligation of each of the Company and the Guarantor, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(d)	when the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the terms of the Debt Securities and the Guarantees and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding upon the Company or the Guarantor, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable, and the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(e)	when the Registration Statement has become effective under the Act and the Ordinary Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and in conformity with the Company’s memorandum and articles of association and so as not to violate any applicable law, such Ordinary Shares will have been validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders); and

(f)	the statements in the Prospectus included in the Registration Statement under the captions “Enforceability of Civil Liabilities”, “Taxation — Norwegian Taxation of Debt Securities and Payments under the Guarantees” and “Taxation — Norwegian Taxation of Ordinary Shares and ADSs”, to the extent such statements relate to matters of Norwegian law or regulation or to the provision of documents governed by the laws of Norway therein described, fairly present the information called for with respect to such legal matters and documents and fairly summarize the matters referred to therein.

The opinions expressed herein are limited to questions arising under the laws of the Kingdom of Norway as they stand and have been interpreted in published case law of the courts in the Kingdom of Norway as of the date hereof, and I have not investigated the laws of any jurisdiction other than the Kingdom of Norway and I do not express or imply an opinion on the laws of any jurisdiction other than the Kingdom of Norway.

This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any other person or entity for any purpose whatsoever without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required within Section 7 of the Act.

Very truly yours,

/s/ Åse Koll Lunde
Åse Koll Lunde
Senior Legal Counsel